                                                                    EXHIBIT 10.2

                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------


     This AGREEMENT is made and entered into as of April 12, 2002 (the "Agreement"), by and between Bionix, L.L.C., a Delaware limited liability company ("Assignor") and Orthometrix, Inc., a Delaware corporation ("Assignee").

                               W I T N E S S E T H

     WHEREAS, Assignor and Stratec Medizintechnik GmbH, a German corporation ("Stratec") have entered into a certain Distribution Agreement, dated October 1, 1999 (the "Stratec Agreement"); and

     WHEREAS, Assignor has agreed to assign to Assignee all right, title, and interest of Assignor in, to and under the Stratec Agreement.

     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Assignor hereby assigns and transfers, as of the day and year first above written (the "Closing Date"), all of Assignor's right, title and interest, arising from and after the Closing Date, under and pursuant to the Stratec Agreement.

     2. Assignee hereby assumes, from and after the Closing Date, and agrees to pay, discharge and perform, as and when the same shall become due, all of the obligations of Assignor, arising from and after the Closing Date, pursuant to the Stratec Agreement.

     3. Assignee shall have whatever rights Assignor has relating to the Stratec Agreement, including the rights to contest in good faith the legality, validity or enforceability of the Stratec Agreement.

     4. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

     5. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

     6. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal beneficiaries and permitted assigns. This Agreement may not be assigned by any party except with the prior written consent of the other party hereto, which shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                           BIONIX, L.L.C.




                                           By: /s/ Reynald G. Bonmati
                                               ---------------------------------
                                               Name:  Reynald G. Bonmati
                                               Title: President


                                           ORTHOMETRIX, INC.



                                           By: /s/ James Baker
                                               ---------------------------------
                                               Name:  James Baker
                                               Tit1e: Corporate Secretary and
                                                      Director

                             DISTRIBUTION AGREEMENT
                                     BETWEEN
                 STRATEC MEDIZINTECHNIK GMBH AND BIONIX, L.L.C.


     DISTRIBUTION AGREEMENT (the "Agreement") dated as of October 1, 1999, by and among STRATEC MEDIZINTECHNIK GMBH, a German corporation having its principal place of business at Durlacherstrasse 35, D-75172 Pforzheim, Germany ("Stratec"); and BIONIX L.L.C., a Delaware limited liability company having its principal place of business at 106 Corporate Park Drive, Suite 106, White Plains, New York 10604, U.S.A. (the "Distributor");

     WHEREAS, Stratec is engaged in the business of developing and manufacturing medical diagnostic devices ("Devices"), including various types of bone densitometers;

     WHEREAS, Distributor is engaged in the business of, among other things, marketing and selling health care systems;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stratec and the Distributor hereby agree as follows:

     Section 1. APPOINTMENT OF DISTRIBUTOR.

     (a) Stratec hereby designates and appoints the Distributor as the exclusive Distributor in the Territory (as defined below) of all Devices (as defined below), and the Distributor hereby agrees to act as such distributor. The term "Territory" shall mean the countries and markets listed on Exhibit A attached hereto. The term "Devices" shall mean the devices listed on Exhibit B attached hereto. The Distributor agrees to use its good faith reasonable best efforts to promote the sale of the Devices in the Territory for which it is the distributor hereunder.

     (b) Delivery dates for the Devices shall be separately negotiated and agreed upon by the Distributor and Stratec with respect to each purchase order submitted by the Distributor. Stratec reserves the right to refuse a delivery date which is within 90 days of the purchase order, provided, however, that Stratec shall deliver spare parts as soon as possible after they are ordered by the Distributor.

     (c) Stratec shall not directly or indirectly offer or sell any Devices in the Territory to or through anyone other than the Distributor, and Stratec shall refer to the Distributor all inquiries and orders for Devices which it may receive from any person or entity.

     (d) Except for sales of Devices pursuant to this Agreement, the Distributor agrees that during the Term (as defined below) of this Agreement, it will not distribute or otherwise sell any device which competes with any Device.

     (e) Stratec covenants and agrees that (A) it will supply the Distributor with a sufficient quantity of each Device on a timely basis to enable the Distributor to fill all orders from its customers for such Device, and (B) each Device supplied by Stratec will meet all performance and other standards established by Stratec in the product brochures and other materials relating to such Device.

     Section 2. PRICES.

     (a) The price to be paid by the Distributor to Stratec for any Device (without computer, printer or special accessories) to be purchased by the Distributor as a demonstration system or for immediate resale to a customer is listed on Exhibit B.

     (b) Payment terms for each Device purchased by the Distributor shall be net sixty (60) days, or net ten (10) business days following receipt by the Distributor of payment for such Device from its customer, whichever is shorter.

     (c) All payments pursuant to this Agreement shall be in U.S. dollars.

     Section 3. TERM.

     Subject to the provisions of Section 4 hereof, this Agreement shall have an initial term ending on September 30, 2003 (the "Initial Term"), and may be renewed for an indefinite number of successive one-year terms (each such additional term, a "Renewal Term") in accordance with the following provisions. At any time during the period beginning 180 days prior to, and ending 90 days prior to, the end of the Initial Term or any Renewal Term, Stratec, by written notice to the Distributor, or the Distributor, by written notice to Stratec, may elect to extend the term of this Agreement for the succeeding Renewal Term; provided, however, that if, at the time of such election, the party electing to so extend the term is in material breach of its obligations under this Agreement, the other party shall have the right to reject such election. The Initial Term and any Renewal Terms shall constitute the "Term" of this Agreement.

     Section 4. TERMINATION.

     (a) Upon the occurrence of (i) an Act of Bankruptcy with respect to the Distributor, or (ii) a Material Breach by the Distributor with respect to its obligations to Stratec, which Material Breach continues for a period of 90 days following written notice thereof from Stratec to the Distributor, Stratec may elect to end the Term of this Agreement with respect to all Devices.

     (b) Upon the Occurrence of (i) an Act of Bankruptcy with respect to Stratec, or (ii) a Material Breach by Stratec, which Material Breach continues for a period of 90 days following written notice thereof from the Distributor to Stratec, the Distributor may elect to end the Term of this Agreement with respect to all Devices.

     (c) The provisions of Sections 6, 7, 11 and 13 of this Agreement shall survive the termination of this Agreement pursuant to Section 3 hereof or this
Section 4;

     (d) As used in this Agreement:

     The term "Act of Bankruptcy" shall mean, with respect to any party:

         (i) The filing of an application by such party for, or a consent to, the appointment of a trustee or receiver of all or substantially all of such party's assets;

         (ii) The filing by such party of a voluntary petition in any Bankruptcy Proceeding or the filing of a pleading in any court of record admitting in writing such party's inability to pay such party's debts as they come due;

         (iii) The making by such party of a general assignment for the benefit of creditors:

         (iv) The filing by such party of an answer admitting the material allegations of, or such party's consenting to, or defaulting in answering, any Bankruptcy Proceeding filed against such party; or

         (v) The entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such party a bankrupt or appointing a trustee or receiver of all or substantially all of such party's assets.

     The term "Bankruptcy Proceeding" shall mean any bankruptcy or similar proceeding under the laws of any jurisdiction, including the United States, any state or any foreign country.

     The term "Material Breach" shall mean, (i) with respect to Stratec, the failure of Stratec to perform its material obligations under this Agreement; and
(ii) with respect to the Distributor, the general failure of the Distributor to use its good faith reasonable best efforts to promote the Devices.

     Section 5. LICENSES.

     (a) Stratec hereby grants to the Distributor a license, including rights to sublicense (the "Stratec License"), to market, sell and service each Device in the Territory and in connection therewith to use all technology owned by Stratec or over which it has any rights, to the extent of such rights which may be licensed by Stratec (the "Stratec Technology").

     (b) The term "Technology" shall mean all present and future technica1 information and know-how, including trade secrets, patents, trademarks, copyrights, proprietary data and other information and materials necessary or useful for the marketing and servicing of any Device.

     (c) The parties acknowledge and agree that it is their intent that the Stratec License be governed by Section 365(n) of the United States Bankruptcy Code, as a license of intellectual property, as defined in Section l01 (35A) of the Bankruptcy Code.

     (d) Stratec covenants and agrees that during the Term it will not transfer or sell any Stratec Technology for use in the Territory to anyone other than the Distributor, or grant any license to anyone other than the Distributor to use the Stratec Technology in the Territory or to market and service any Device in the Territory.

     Section 6. WARRANTY.

     (a) Stratec warrants that the Devices shall be free from defects in material and workmanship. Stratec's warranty period shall be 12 months from the date of shipment to the end-user's facility; provided, however, that in no case shall Stratec's warranty period extend beyond 14 months from the date of shipment from Stratec's facility; provided, further, that if Stratec grants to any purchaser or user of a Device any warranty which extends beyond the warranty contained in this Section 6, the Distributor shall also receive the benefits of such extended warranty.

     (b) Except as specifically provided herein, there are no other warranties, expressed or implied, including, but not limited to, any implied warranties or merchantability or fitness for a particular purpose. Defective or damaged goods shall be repaired or replaced at the expense of Stratec. Stratec shall bear any transportation costs of the defective or damaged goods and their replacements. In no event shall Stratec be liable for loss of profits, indirect, or consequential damages arising out of the use of Devices. Stratec's software and hardware designed for use with a Device are warranted to execute the programming instructions when properly installed in the Device. Stratec does not warrant that the operation of a Device, the software, or the hardware will be uninterrupted or error free.

     (c) The provisions of this Section 6 shall in no way limit the indemnification obligations of Stratec under Section 11 hereof.

     Section 7. SERVICE.

     (a) Subject to the provisions of this Section 7, the Distributor shall provide all installation and maintenance service, including warranty service, with respect to all Devices sold by the Distributor pursuant to this Agreement. All service shall be performed in a workmanlike manner, consistent with industry standards, and in accordance with Stratec's service manual. If any service call performed by the Distributor is covered by Stratec's warranty, Stratec will promptly provide the Distributor with all necessary parts at no cost to the Distributor. For service calls not covered by Stratec's warranty, the

Distributor shall establish its own charges for parts and labor, and Stratec will sell Device's parts to the Distributor at the prices listed on Exhibit C for such Device.

     (b) Stratec shall provide the Distributor at no cost with such technical advice and information as may be necessary for a full understanding and maintenance of Devices, and the Distributor shall have the right from time to time, at times agreed with Stratec to send up to four employees to Stratec's manufacturing facility for instruction and training free of charge two times per year. The Distributor shall pay travel, lodging and personal expenses incurred by such employees. The Distributor may send additional employees at its own expense.

     Section 8. SPECIFICATIONS.

     In partial consideration for the Distributor agreeing to act as the distributor for the Devices. Stratec agrees to transfer and deliver to the Distributor copies of all specifications, plans, blueprints and related items for all Devices and any improvements and enhancements thereof
("Specifications"). Such Specifications shall become the property of the Distributor and may be used by the Distributor for any purpose not prohibited by the terms of this Agreement.

     Section 9. GOVERNMENTAL APPROVALS.

     Stratec shall be responsible, at its own cost and expense, for obtaining all approvals of governmental authorities required by the law of the country in which each Device is manufactured by Stratec. The Distributor shall be responsible, at its own cost and expense, for obtaining all approvals of governmental authorities required by the law of any other country into which the Distributor elects to import such Device for sale. Stratec will provide the Distributor with such information, data and other assistance in obtaining such approvals as the Distributor may reasonably request. The parties covenant and agree to cooperate with and assist each other in the approvals contemplated by this Section 9.

     Section 10. INSURANCE.

     (a) Stratec shall maintain at least $4,000,000 of product liability insurance pursuant to policies which shall cover the Distributor and any of its subdistributors as additional named insured (with no liability for premium payments). Such insurance shall remain in force during the Term and for a minimum for five years following its termination. Stratec will consult with the Distributor at least annually to consider increasing or decreasing the amount of Stratec's product liability insurance coverage. If Stratec and the Distributor deem it advisable to increase the amount of such coverage, Stratec will obtain such additional insurance to the extent available on commercially reasonable terms. Stratec and the Distributor may also agree to decrease the amount of such coverage, provided, however, that in no event shall coverage be reduced below $4,000,000.

     (b) Stratec agrees that upon request from the Distributor, Stratec will promptly submit certificates of insurance to the Distributor evidencing the coverage required by this Agreement. Such insurance shall be with companies reasonably acceptable to the Distributor and Stratec will use its best efforts to have such insurance policies provide that they may not be cancelled or materially changed except on at least 30 days' prior written notice to the Distributor.

     Section 11. INDEMNIFICATION.

     (a) Stratec hereby agrees to indemnify and hold harmless the Distributor, its subsidiaries and affiliates and its and their agents, officers, directors, employees, representatives, successors and permitted assignees from and against any and all claims, suits, actions or proceeding for loss, injury, damage or liability, including reasonable attorneys' fees, in any way resulting from, arising out of or related to the development and/or manufacture of any Device by Stratec (including any design or other defect).

     (b) Stratec represents and warrants that its Devices do not and will not infringe upon the patent, trademark, copyright or other intellectual property rights of any third party. Stratec agrees to indemnify and hold the Distributor and its customers harmless from and against all damages, liabilities, costs and expenses, including reasonable attorney's fees, arising from any claim of a third party of infringement of patent, trademark, copyright or other intellectual property rights in the manufacture, use or sale of such Devices. Stratec shall undertake the defense of any such claim of infringement by counsel of its choice and at its expense. The Distributor shall assist Stratec to the extent reasonably required for such defense. In case the manufacturing,, marketing, sale or use of any Device or component thereof is held by a court to constitute or involve the infringement of a patent, trademark or copyright, Stratec shall at its own cost either procure for the Distributor or its customers the right to continue using such Device, or replace the same with a comparable non-infringing product, or modify the Device so that it becomes non-infringing, or accept the return of such Devices and refund the purchase price plus transportation costs and duties paid thereon. Stratec covenants and agrees to use its best efforts to protect all intellectual property against relating to the Devices.

     Section 12. REPRESENTATIONS AND WARRANTIES.

     Stratec represents and warrants to the Distributor that the Distributor is its sole and exclusive distributor in the Territory, and that it has no distribution arrangement in effect in the Territory with any other person or entity.

     Section 13. ASSIGNMENT.

     No party hereto may assign, delegate or otherwise transfer this Agreement, or any of its rights and obligations hereunder, or any portion thereof without the prior written consent of the other parties, except as specifically contemplated hereby. Subject to the foregoing, this Agreement shall inure to the benefit of the parties and their respective permitted successors and assigns.

     Section 14. ARBITRATION.

     Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that any of this Agreement, or any part thereof, is invalid, illegal or otherwise voidable or void, shall be submitted to arbitration in New York, New York in accordance with the rules of the American Arbitration Association. Any award or determination of the arbitration tribunal shall be final, nonappealable, and conclusive upon the parties, and judgement thereon may be entered by any court of competent jurisdiction.

     Section 15. REMEDIES.

     No remedy conferred herein is intended to be exclusive of any other remedy, and each arid every such remedy shall be cumulative and may be exercised singly or concurrently, and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     Section 16. CONFIDENTIALITY.

     Any confidential or proprietary information regarding the Devices and the Stratec Technology shall be held in confidence by each party and shall not be disclosed to any third party by such party except as contemplated by this Agreement. The Distributor may make disclosures of such information in connection with the implementation of any of the licensing arrangements contemplated by Sections 5 hereof (provided that the recipients of such information are bound by like obligations of confidentiality).

     Section 17. NOTICES.

     All notices given by the parties hereunder shall be in writing and shall be personally delivered or mailed by registered or certified mail, return receipt requested by overnight courier or by facsimile transmission to the intended recipient thereof at the address or facsimile number set forth below. Any such notice shall be deemed to have been duly given when delivered personally or by overnight courier and/or given by confirmed facsimile or five days after mailing. The addresses and facsimile numbers of the parties for purposes of this Agreement are as follows:

        If to Distributor:
        Bionix, L.L.C.
        106 Corporate Park Drive, Suite 106
        White Plains, NY 10604
        Attention: President
        Fax No.: (914) 636-3549

        If to Stratec:
        Stratec Medizintechnik GmbH
        Durlacherstrasse 35
        D-75172 Pforzheim, Germany
        Attention: Geschaftsfuhrer
        Fax No.: 49-7231-1454-22

or such other address as any party shall designate in writing to the others.

     Section 18. ENTIRE AGREEMENT.

This Agreement is the entire agreement among the parties hereto relating to the subject matter hereof, and it cancels and supersedes all earlier agreements, written or oral relating to the subject matter hereof. No waiver, modification or change of any of the terms of this Agreement shall be valid unless in writing and signed by duly authorized representatives of the parties.

     Section 19. SEVERABILITY.

     If any term or provision of this Agreement shall at any time be held to be void, invalid or unenforceable, such term or provision shall be construed as severable from this Agreement, and the remainder of this Agreement shall be carried out as if such void, invalid or unenforceable terms or provisions were not contained herein.

     Section 20. AUTHORITY.

     Each party represents and warrants to the others that the execution and delivery of this Agreement and the performance of the provisions hereof by such party have been duly authorized by all necessary corporate action and that this Agreement has been duly and validly executed and delivered by such party and constitutes a valid and legal binding agreement enforceable against such party in accordance with its terms.

     Section 21. GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law principles of such laws.

     Section 22. LANGUAGE.

     This Agreement is in the English language only, and no translation into any other language will or shall be taken into consideration in the interpretation of this Agreement.

     Section 23. RELATIONSHIP OF PARTIES.

     The relationship between Stratec and the Distributor is that of independent contractors. No party hereto is an agent, partner or employee of the other and no party has any right or any other authority to enter into any contract or undertaking in the name of or for the account of the other or to assume or create any obligation of any kind, express or implied, on behalf of the other, nor will the act or omissions of either create any liability for the other. This Agreement shall in no way constitute or give rise to a partnership between the parties.

     Section 24. HEADINGS.

     The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision hereof.

     Section 25. COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument, and any party may execute this Agreement by signing any such counterpart.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                                         BIONIX, L.L.C.


                                         By: /s/ Reynald Bonmati
                                             -----------------------------------
                                         Name:  Reynald Bonmati
                                         Title: President




                                         STRATEC MEDIZNTHNIK, GMBH



                                         By: /s/ Hans Schiessl
                                             -----------------------------------
                                         Name:  Hans Schiessl
                                         Title: Geschaftsfuhrer

                                                                       EXHIBIT A
                                                                       ---------


                                    TERRITORY
                                    ---------



Countries:     United States of America and Canada ("North America"); Mexico,
               Central and South America and the Caribbean ("Latin America");


Markets:       All markets in the above countries.

                                                                       EXHIBIT B
                                                                       ---------


              Device                                Distributor
                                                       Price
                                               (F.O.B. Pforzheim)

       XCI 2000                                         *
       XCT 3000                                         *
       XCI 3000D                                        *
       XCT Research SA                                  *
       XCI Research M                                   *
       XCT Research SA plus                             *
       XCT Microscope                                   *
       XCT 3000 Research                                *

All prices include standard holders and accessories, but exclude computer, printer and special holders and accessories.





                  * Confidential treatment requested.